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                                                                   Exhibit 99.02

                             AMENDMENT 1999-1 TO THE
                        HILTON HOTELS THRIFT SAVINGS PLAN
                 (As Amended and Restated as of January 1, 1997)

         WHEREAS, Hilton Hotels Corporation (the "Company") maintains the Hilton Hotels Thrift Savings Plan (the "Plan"); and

         WHEREAS, the Company's Board of Directors (the "Board") has the authority to amend the Plan; and

         WHEREAS, the Board desires to amend the Plan, effective immediately for any Matching Company Contributions under the Plan not paid as of the date of adoption of this Amendment.

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. The first paragraph of Section 4.1 is amended to read as follows:

                           "SECTION 4.1  MATCHING COMPANY CONTRIBUTIONS. With
                  respect to Participants who have completed five or fewer Years of Service, at the time such Participant's contributions are paid to the Trustee, the Company will pay to the Trustee a corresponding contribution equal to fifty percent (50%) of the Participant Contributions or Compensation Deferrals for the payroll period of each such Participant (reduced by certain forefeitures as provided in Section 6.3); provided that the maximum Matching Company Contribution made on behalf of any such Participant shall not exceed 3% of such Participant's Compensation during the payroll period. With respect to Participants who have completed more than five Years of Service, at the time such Participant's contributions are paid to the Trustee, the Company will pay to the Trustee a corresponding contribution equal to seventy-five percent (75%) of the Participant Contributions or Compensation Deferrals for the payroll period of each such Participant (reduced by certain forfeitures as provided in Section 6.3); provided that the maximum Matching Company Contribution made on behalf of any such Participant shall not exceed 4.5% of such Participant's Compensation during the payroll period. Notwithstanding the previous two sentences, the maximum Matching Company Contribution made on behalf of any Participant during a Plan Year shall not exceed 50% (for Participants who have completed five or fewer Years of Service at the end of the Plan Year) or 75% (for Participants who have completed more than five Years of Service at the end of the Plan Year) of the annual limitation contained in Code
                  Section 402(g)(1), as adjusted annually under Code Section 402(g)(5). Matching Company Contributions shall be deemed to be made first with respect to a Participant's Compensation Deferrals, and then, in the event that such Participant's Matching Company Contributions exceed the maximum amount which could have been made with respect to his or her Compensation Deferrals, with respect to his or her Participant Contributions. Notwithstanding the foregoing, to the extent determined by the Company, the Company may at its


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                  sole discretion make an additional Matching Contribution for any Plan Year on behalf of Participants whose Compensation does not exceed a specified dollar amount ("Eligible Participants"). Such additional Matching Company Contribution for a Plan Year shall be allocated among Eligible Participants who are Employees as of the last day of such Plan Year in the proportion that each such Eligible Participant's Matched Contributions for the Plan Year bears to the total of Matched Contributions by all such Eligible Participants for such Plan Year. Any additional Matching Company Contribution shall be made within the time prescribed under Section 404 of the Code and such contribution shall be deemed to be made with respect to that Participant's Compensation Deferrals."

         2. Except as provided in this Amendment, the remaining provisions of the Plan shall be unchanged and the Plan shall remain in full force and effect.

         IN WITNESS WHEREOF, the Company has caused this amendment to be executed by its duly authorized officer on this __ day of April, 1999.



                                         HILTON HOTELS CORPORATION


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